Exhibit 99.1

HERBALIFE INTERNATIONAL, INC. COMMENCES CASH TENDER OFFER AND CONSENT SOLICITATION FOR ANY AND ALL OF ITS
11¾% SERIES B SENIOR SUBORDINATED NOTES DUE 2010

Los Angeles, Calif. – November 10, 2004 – Herbalife International, Inc. today announced that it has commenced a cash tender offer (the “Tender Offer”) for any and all of its 11¾% Series B Senior Subordinated Notes due 2010 (CUSIP Number: 426908AB5) and a consent solicitation to amend the related indenture (the “Consent Solicitation” and, together with the Tender Offer, the “Offer”).  The proposed amendments to the indenture would eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture.  Adoption of the proposed amendments requires the consent of at least a majority in aggregate principal amount of notes outstanding.  Holders who tender their notes will be required to consent to the proposed amendments, and holders may not deliver consents without tendering their notes in the Offer.

The terms and conditions of the Offer are set forth in the Offer to Purchase and Consent Solicitation Statement and related Letter of Transmittal, each dated November 10, 2004.  The Tender Offer will expire at midnight New York City time on December 20, 2004, unless extended (the “Expiration Date”).  The Consent Solicitation will expire at 5:00 p.m. New York City time on November 24, 2004, unless extended (the “Consent Date”).  Notes tendered may be withdrawn at any time on or before the Consent Date, but not thereafter except in limited circumstances.  The settlement date with respect to the Offer is expected to be December 21, 2004.

Subject to the terms and conditions of the Offer, the tender consideration to be paid for each $1,000 principal amount of notes validly tendered and accepted pursuant to the Offer will be (1) the sum of (A) the present value as of the settlement date of $1,058.75 (the redemption price for the notes as of July 15, 2006, the first optional redemption date for the notes) and (B) the present value as of the settlement date of all remaining payments of interest on the notes from (but not including) the settlement date up to July 15, 2006, discounted at a rate equal to the sum of (x) the yield to maturity on the 7% U.S. Treasury Note due July 15, 2006 (the “reference yield”) and (y) a fixed spread of 50 basis points, minus (2) an amount equal to the consent payment referred to below.  The reference yield will be calculated in accordance with standard market practice as of 2:00 p.m., New York City time, on December 6, 2004.  The tender consideration includes accrued and unpaid interest up to but not including the settlement date.

A consent payment of $40 per $1,000 principal amount of notes validly tendered and accepted pursuant to the Offer will be paid to holders who tender their notes and deliver their consents to the proposed indenture amendments on or prior to the Consent Date, subject to the terms and conditions of the Offer.  Holders who tender their notes after the Consent Date but on or prior to the Expiration Date will not receive the consent payment.

The closing of the Offer is subject to certain conditions, including (1) receipt by Herbalife of valid tenders of not less than a majority of the aggregate principal amount of notes outstanding, (2) execution of the supplemental indenture effecting the proposed amendments to the indenture following receipt of the requisite consents, and (3) completion of financing transactions sufficient to pay the tender consideration, consent payments and costs and expenses for the Offer.

Herbalife has engaged Morgan Stanley and Merrill Lynch & Co. to act as Deal Managers for the Tender Offer and Solicitation Agents for the Consent Solicitation.  Questions regarding the Tender Offer or the Consent Solicitation should be directed to Morgan Stanley toll-free at 800-624-1808 or collect at 212-761-1457 (attention: Riccardo Cumerlato) or to Merrill Lynch & Co. at (800) ML4-TNDR or collect at (212) 449-4914.  Requests for documents should be directed to MacKenzie Partners, Inc., the Information Agent for the Offer, at 212-929-5500.

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the notes.  The Tender Offer and Consent Solicitation are being made solely pursuant to, and subject to the terms and conditions set forth in, the Offer to Purchase and Consent Solicitation Statement and related Letter of Transmittal, each dated November 10, 2004.

About Herbalife

Herbalife is a global network marketing company offering a range of science-based weight management products, nutritional supplements and personal care products intended to support weight loss and a healthy lifestyle.  Additional information is available at www.herbalife.com.

Safe Harbor Statement

This press release contains certain forward-looking statements that involve risks and uncertainties that could affect actual future results and the proposed transactions referenced herein.  Such risks and uncertainties include, but are not limited to: Herbalife’s relationships with, and its ability to influence the actions of, its distributors, adverse publicity associated with its products or network marketing organization, changing consumer preferences and demands, the competitive nature of its business, regulatory matters governing its products and network marketing program, risks associated with operating internationally, including foreign exchange risks, its dependence on increased penetration of existing markets, contractual limitations on its ability to expand its business, its reliance on its information technology infrastructure and outside manufacturers, the sufficiency of trademarks and other intellectual property rights, product concentration, its reliance on its management team, product liability claims, uncertainties relating to the application of transfer pricing and similar tax regulations, taxation relating to its distributors, adverse conditions in the public capital markets, a change in the terms or structure of, or the decision to abandon, the proposed transactions, the failure for any reason to consummate the transactions on the proposed terms or otherwise.  Herbalife does not intend, and undertakes no obligation, to update any forward-looking statement.

Investor Contact

Richard Goudis

Chief Financial Officer

Herbalife International

310.410.9600 ext. 32222